Exhibit e

                              AMENDED AND RESTATED
                             UNDERWRITER'S AGREEMENT

     This Amended and Restated Underwriter's Agreement is hereby agreed to as of July 30, 2002 by and between American Fidelity Dual Strategy Fund, Inc. (the "Fund") and American Fidelity Securities, Inc. (the "Underwriter") as follows;

     A. The Fund and the Underwriter previously entered into an Underwriter's Agreement dated January 1, 1999 (the "Original Agreement"), pursuant to which the Fund proposed to issue shares of the Fund to American Fidelity Assurance Company (the "Insurance Company") to fund two variable annuity contracts (the "Initial Contracts") issued by the insurance company and sold to the public by the Underwriter, and the Underwriter agreed to provide sales service subject to the terms and conditions therein.

     B. Since the date of the Original Agreement, the Insurance Company has established a new variable annuity contract (the "New Contract") in addition to the Initial Contracts contemplated by the Original Agreement (together, the "Annuity Contracts").

     C. The Fund and the Underwriter have agreed that the terms of the Original Agreement shall apply to the New Contract, as well as to the Initial Contracts.

         Accordingly, the parties hereby agree as follows:

               1. The Annuity Contracts set forth on Exhibit 1 will be issued by the Insurance Company through the Separate Accounts identified on Exhibit 1 (together, the "Separate Accounts") and such Annuity Contracts shall be funded entirely or partially by shares of the Fund.

               2. The Fund grants the Underwriter the right during the term of this Agreement, subject to registration requirements of the Securities Act of 1933 and the Investment Company Act of 1940 and the provisions of the Securities Exchange Act of 1934, to be a distributor of the Annuity Contracts. The Underwriter will sell the Annuity Contracts under such terms as set by the Insurance Company and will make such sales to purchasers permitted by such Annuity Contracts as specified in the applicable prospectus for such Annuity Contract.

               3. Underwriter shall be compensated by the Insurance Company for its distribution services in connection with the Separate Accounts, such amount as to meet all of its obligations to selling broker-dealers with respect to all purchase payments accepted by the Insurance Company on the Annuity Contracts covered hereby.

               4. On behalf of the Separate Accounts, the Fund shall furnish the Underwriter with copies of prospectuses, financial statements and other documents which Underwriter reasonable requests for use in connection with the distribution of the Annuity Contracts. The Fund shall provide the Underwriter such number of copies of the current effective prospectuses pertaining to each of the Variable Annuities as Underwriter shall request.

               5. The Underwriter is not authorized to give any information, or to make any representations concerning the Fund other than those contained in the current registration statements or prospectuses relating to the Fund filed with the Securities and Exchange Commission or such sales literature as may be authorized by the Fund.

               6. Both parties to this Agreement agree to keep the necessary records as indicated by applicable state and federal law and to render the necessary assistance to one another for the accurate and timely preparation of such records.

               7. Unless otherwise terminated pursuant to the terms hereof, this agreement shall remain in effect unless terminated as hereinafter provided. This Agreement shall automatically be terminated in the even of its assignment by the Underwriter.

               8. This Agreement may at any time be terminated by either party hereto upon 60 days' written notice to the other party.

               9. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given on the date of service if serve personally on the party to whom notice is to be given, or on the date of mailing if sent by First Class Mail, Registered or Certified, postage prepaid and properly addressed.

     IN WITNESS WHEREOF, parties hereto have caused this instrument to be signed on their behalf by their respective officer thereunto duly authorized.

     Dated as of the day and year first stated above.

FUND
                                    AMERICAN FIDELITY DUAL
                                    STRATEGY FUND, INC.



                                    BY:    JOHN W. REX
                                           John W. Rex, Chairman
ATTEST:


DANIEL ADAMS
Daniel Adams, Secretary



UNDERWRITER
                                   AMERICAN FIDELITY FIDELITY
                                   SECURITIES, INC.



                                   BY:    DAVID R. CARPENTER
                                          David R. Carpenter, President

ATTEST:


MARVIN R. EWY
Marvin R. Ewy, Secretary



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                                                                      Exhibit A

 Separate Account                               Annuity Contract
 ----------------                               ----------------

Separate Account A                     AFAdvantage Variable Annuity(R)
Separate Account B                     AFPR1ME GROWTH Variable Annuity(TM)
Separate Account C                     457(b) Group Variable Annuity